Exhibit 99.1

For Release: February 13, 2008	For Further Information:
Steven R. Lewis, President & CEO
(330) 373-1221

First Place Financial Corp. Names New Chief Financial Officer

Warren, Ohio, February 13, 2008 - First Place Financial Corp. (NASDAQ: FPFC) has announced the appointment of David W. Gifford, CPA, to the position of Chief Financial Officer for First Place Financial Corp. and its primary subsidiary, First Place Bank. Mr. Gifford will be responsible for providing financial leadership for all areas of the company, including treasury functions, financial and accounting functions, budget and planning functions, and investor relations.

“We are pleased to have David join our senior team. His 30 years of management experience and expertise with financial institutions will be critical as we continue to execute our strategic plan,” said Steven R. Lewis.

Mr. Gifford has been serving as Interim Chief Financial Officer since September 2007. He previously served with First Place Bank as Principal Accounting Officer from 2006 to 2007, as Corporate Vice President – Finance from 2005 to 2006, and Vice President – Finance from 2004 to 2005. Prior to joining First Place Bank, Mr. Gifford was employed by Metropolitan Bank and Trust Company in a variety of capacities from 1996 to 2003, including serving as Vice President and Treasurer from 2001 to 2003. Mr. Gifford has a Bachelor of Science degree in Business Administration from The Ohio State University.

About First Place Financial Corp.

First Place Financial Corp. is a $3.3 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 43 retail locations, 2 business financial service centers and 20 loan production offices through the First Place Bank, and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.